Exhibit 1

NOTICE OF REDEMPTION

to the holders of

B.A.T. INTERNATIONAL FINANCE P.L.C.

(the “Issuer”)

3.500% Guaranteed Notes due 2022

(the “Notes”)

CUSIP Numbers*: 05530QAL4; G08820CJ26

Common Code*: 124848997; 124849578

ISINs*: US05530QAL41; USG08820CJ26

REDEMPTION DATE: 8 NOVEMBER 2020

In accordance with Section 4 (Redemption) of the Notes and in accordance with Section 6(f) and Section 13 of the fiscal and paying agency agreement, dated as of 15 June 2015 and as amended, supplemented or otherwise modified (the “Fiscal and Paying Agency Agreement”), the Issuer redeemed all of its outstanding Notes yesterday, 8 November 2020 (the “Redemption Date”). Citibank, N.A., London Branch acts as fiscal agent, paying agent, transfer agent and registrar under the Notes.

The Redemption Price payment will be made in accordance with Section 4 (Redemption) of the Notes and in accordance with Section 6(f) and Section 13 of the Fiscal and Paying Agency Agreement. The Redemption Price will be equal to US$1,050.47 per US$1,000 principal amount, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date, which is equal to US$13.9028 per US$1,000 principal amount.

The Issuer will request from the Financial Conduct Authority the cancellation of the listing of the Notes, which are listed on the Official List of the Financial Conduct Authority and traded on the Professional Securities Market of the London Stock Exchange plc. The cancellation of this listing will take effect on or around 11 November 2020.

Unless otherwise defined in this Notice, terms used in this Notice have the meanings given to them in the Notes.

For and on behalf of

B.A.T. International Finance p.l.c.

9 November 2020

Enquiries:

British American Tobacco Press Office: Lydia Meakin / Anna Vickerstaff
+44 (0) 20 7845 2888 (24 hours) | @BATPress

British American Tobacco Investor Relations: Mike Nightingale / Victoria Buxton / William Houston / John Harney +44 (0) 20 7845 1180/2012/1138/1263

*These CUSIP numbers, Common Codes and ISINs are included solely for the convenience of the holders.  Neither the Company nor the Paying Agent shall be responsible for the selection or use of any CUSIP number, Common Code or ISIN, nor is any representation made as to its correctness or accuracy on any Note or as referred to in any redemption notice.

Forward Looking Statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates and the impact of an unfavourable ruling by a tax authority in a disputed area; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; the impact of the COVID-19 pandemic; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and rollout New Categories; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 26 March 2020 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.